Exhibit 99.1

CBRE GROUP, INC.

2017 EQUITY INCENTIVE PLAN

SECTION 1. INTRODUCTION.

The Company’s Board of Directors adopted this CBRE Group, Inc. 2017 Equity Incentive Plan on the Adoption Date. This Plan will become effective on the Stockholder Approval Date if such stockholder approval occurs before the first anniversary of the Adoption Date.

The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by offering Participants an opportunity to acquire a proprietary interest in the success of the Company, or to increase such interest, and to encourage such Participants to continue to provide services to the Company and to attract new individuals with outstanding qualifications.

The Plan seeks to achieve this purpose by providing for Awards in the form of Options (which may constitute Incentive Stock Options or Nonstatutory Stock Options), Stock Appreciation Rights, Restricted Stock Grants, Stock Units, Other Equity Awards and/or Cash Awards.

Capitalized terms shall have the meaning provided in Section 2 unless otherwise provided in this Plan or any applicable Award Agreement.

SECTION 2. DEFINITIONS.

(a) “2004 Plan” means the Company’s Second Amended and Restated 2004 Stock Incentive Plan.

(b) “2012 Plan” means the Company’s 2012 Stock Incentive Plan.

(c) “Adoption Date” means March 3, 2017.

(d) “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity. For purposes of determining an individual’s “Continuous Service,” this definition shall include any entity other than a Subsidiary, if the Company, a Parent and/or one or more Subsidiaries own not less than 50% of such entity.

(e) “Award” means any award of an Option, SAR, Restricted Stock Grant, Stock Unit, Other Equity Award or Cash Award under the Plan.

(f) “Award Agreement” means an agreement between the Company and a Participant evidencing the award of an Option, SAR, Restricted Stock Grant, Stock Unit, Other Equity Award or Cash Award as applicable.

(g) “Board” means the Board of Directors of the Company.

(h) “Cash Award” means a cash incentive opportunity awarded under this Plan, to a Covered Employee that is (i) payable only in cash, (ii) not an Option, SAR, Restricted Stock Grant, Stock Unit or Other Equity Award, (iii) paid based on achievement of Performance Goal(s) and (iv) intended to qualify as performance-based compensation under Code Section 162(m).

(i) “Cashless Exercise” means, to the extent authorized by the Committee in an Award Agreement or otherwise and as permitted by applicable law and in accordance with any procedures established by the Committee, an arrangement whereby payment of some or all of the aggregate Exercise Price may be made all or in part by delivery of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company. Cashless Exercise may also be utilized to satisfy an Option’s tax withholding obligations as provided in Section 16(b).

(j) “Cause” means, as to any Participant, unless the applicable Award Agreement states otherwise, (i) “Cause” as defined in the Participant’s employment agreement or consulting agreement in effect immediately prior to the Termination Date, or (ii) in the absence of any such employment or consulting agreement (or the absence of any definition of “Cause” contained therein), (A) the Participant’s conviction of (or plea of guilty or no contest to) a felony involving moral turpitude; (B) the Participant’s willful and continued failure to substantially perform the Participant’s designated duties or to follow lawful and authorized directions of the Company after written notice from or on behalf of the Company; (C) the Participant’s willful misconduct (including willful violation of the Company’s policies that are applicable to the Participant) or gross negligence that results in material reputational or financial harm to the Company; (D) any act of fraud, theft, or any material act of dishonesty by the Participant regarding the Company’s business; (E) the Participant’s material breach of fiduciary duty to the Company (including without limitation, acting in competition with, or taking other adverse action against, the Company during the period of the Participant’s employment with the Company, including solicitation of one or more Employees to either terminate their Service or to work for any business entity that is not affiliated with the Company); (F) any illegal or unethical act (inside or outside of the Participant’s scope of employment) by the Participant that results in material reputational or financial harm to the Company; (G) the Participant’s material misrepresentation regarding personal and/or Company performance and/or the Company’s records for personal or family financial benefit; (H) the Participant’s material or systematic unauthorized use or abuse of corporate resources of the Company for personal or family financial benefit; or (I) the Participant’s refusal to testify or cooperate in legal proceedings or investigations involving the Company. In each of the foregoing subclauses (A) through (I), whether or not a “Cause” event has occurred will be determined by the Company’s chief human resources officer or other person performing that function or, in the case of Participants who are Directors or Officers or Section 16 Persons, the Committee or the Board, each of whose determination shall be final, conclusive and binding. The Board or Committee may also in its discretion determine that a Participant’s Continuous Service may be deemed to have been terminated for Cause if, after the Participant’s Continuous Service has terminated, facts and circumstances are discovered that would have justified a termination for Cause, including, without limitation, violation of material Company policies or breach of confidentiality or other restrictive covenants that may apply to the Participant.

(k) “Change in Control” except as may otherwise be provided in a Participant’s employment agreement or applicable Award Agreement (and in such case the employment agreement or Award Agreement shall govern as to the definition of Change in Control), means the consummation of any one or more of the following:

(i) The sale, exchange, lease or other disposition of all or substantially all of the assets of the Company to a person or group of related persons, as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act;

(ii) A merger or consolidation involving the Company in which the voting securities of the Company owned by the stockholders of the Company immediately prior to such merger or consolidation do not represent, after conversion if applicable, more than fifty percent (50%) of the total voting power of the surviving controlling entity outstanding immediately after such merger or consolidation; provided, that any person who (A) was a beneficial owner (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Exchange Act) of the voting securities of the Company immediately prior to such merger or consolidation, and (B) is a beneficial owner of more than 20% of the securities of the Company immediately after such merger or consolidation, shall be excluded from the list of “stockholders of the Company immediately prior to such merger or consolidation” for purposes of the preceding calculation;

(iii) Any person or group is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (including by way of merger, consolidation or otherwise) (for the purposes of this clause (iii), a member of a group will not be considered to be the Beneficial Owner of the securities owned by other members of the group);

(iv) During any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease, by reason of one or more contested elections for Board membership, to constitute a majority of the Board then in office; or

(v) The consummation of a complete liquidation or dissolution of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.

(l) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

(m) “Committee” means a committee described in Section 3.

(n) “Common Stock” means the Company’s Class A common stock, $0.01 par value per Share, and any other securities into which such shares are changed, for which such shares are exchanged or which may be issued in respect thereof.

(o) “Company” means CBRE Group, Inc., a Delaware corporation.

(p) “Consultant” means an individual or entity which performs bona fide services to the Company, a Parent, a Subsidiary or an Affiliate, other than as an Employee or Non-Employee Director, and who may be offered securities registerable pursuant to a registration statement on Form S-8 under the Securities Act.

(q) “Continuous Service” means uninterrupted service as an Employee, Non-Employee Director or Consultant. Continuous Service will be deemed terminated as soon as the entity to which Continuous Service is being provided is no longer any of (i) the Company, (ii) a Parent, (iii) a Subsidiary or (iv) an Affiliate. A Participant’s Continuous Service does not terminate if he or she is a common-law employee and goes on a bona fide leave of absence that was approved by the Company in writing and the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. However, for purposes of determining whether an Employee’s outstanding ISOs are eligible to continue to qualify as ISOs (and not become NSOs), an Employee’s Continuous Service will be treated as terminating three (3) months after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract. Continuous Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. The Committee determines which leaves count toward Continuous Service, and when Continuous Service commences and terminates for all purposes under the Plan. For avoidance of doubt, a Participant’s Continuous Service shall not be deemed terminated if the Committee determines that (i) a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary or Parent or Affiliate in which the Company or a Subsidiary or Parent or Affiliate is a party is not considered a termination of Continuous Service, (ii) the Participant transfers between service as an Employee and service as a Consultant or other personal service provider (or vice versa), or (iii) the Participant transfers between service as an Employee and that of a Non-Employee Director (or vice versa). The Committee may determine whether any Company transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in termination of Continuous Service for purposes of any affected Awards, and the Committee’s decision shall be final, conclusive and binding.

(r) “Covered Employees” means those individuals whose compensation is (or may be) subject to the deduction limitations of Code Section 162(m).

(s) “DGCL” means the Delaware General Corporation Law, as amended.

(t) “Disability” means, as to any Participant, unless the applicable Award Agreement states otherwise, (i) “Disability” as defined in the Participant’s employment agreement or consulting agreement in effect at the time “Disability” is to be determined, or (ii) in the absence of any such employment or consulting agreement (or the absence of any definition of “Disability” contained therein), the following:

(A) For all ISOs, the permanent and total disability of a Participant within the meaning of Code Section 22(e)(3); or

(B) For all other Awards, the Participant’s physical or mental incapacitation such that for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period, the Participant is unable to substantially perform his or her duties.

Any question as to the existence of the Participant’s physical or mental incapacitation as to which the Participant or the Participant’s representative and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Participant or the Participant’s representative, as applicable, and the Company. If the Participant or the Participant’s representative, as applicable, and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two (2) physicians shall select a third (3rd) physician who shall make such determination in writing. The determination of Disability made in writing to the Company and the Participant or the Participant’s representative, as applicable, shall be final and conclusive for all purposes of the Awards granted to such Participant that remain outstanding at the time of determination of “Disability.”

(u) “Employee” means any individual who is a common-law employee of the Company, or of a Parent, or of a Subsidiary or of an Affiliate. An employee who is also serving as a member of the Board is an Employee for purposes of this Plan.

(v) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(w) “Exercise Price” means, (i) in the case of an Option, the amount for which a Share may be purchased upon exercise of such Option, as specified in the applicable Award Agreement and (ii) in the case of a SAR, an amount, as specified in the applicable Award Agreement, which is subtracted from the Fair Market Value in determining the amount payable to a Participant upon exercise of such SAR.

(x) “Fair Market Value” means the market price of a Share, determined by the Committee as follows:

(i) If the Common Stock is listed on a national securities exchange (such as the NYSE, NYSE Amex, the NASDAQ Global Market or NASDAQ Capital Market) at the time of determination, then the Fair Market Value shall be equal to the regular session closing price for such Common Stock as reported on the primary exchange on which the Common Stock is listed and traded on the date of determination, or if there were no sales on such date, on the last date preceding such date on which a closing price was reported;

(ii) If the Common Stock is not listed on national securities exchange but are quoted on an inter-dealer quotation system on a last sale basis at the time of determination, then the Fair Market Value shall be equal to the last sale price reported by the inter-dealer quotation system for such date, or if there were no sales on such date, on the last date preceding such date on which a sale was reported; and

(iii) If the Common Stock is not listed on a national securities exchange or quoted on an inter-dealer quotation system on a last sale basis, then the Fair Market Value shall the amount determined by the Committee in good faith to be the fair market value of the Common Stock.

(y) “Fiscal Year” means the Company’s fiscal year.

(z) “GAAP” means United States generally accepted accounting principles as established by the Financial Accounting Standards Board.

(aa) “Incentive Stock Option” or “ISO” means an incentive stock option described in Code Section 422.

(bb) “ISO Limit” means the maximum aggregate number of Shares that are permitted to be issued pursuant to the exercise of ISOs granted under the Plan as described in Section 5(a).

(cc) “Minimum Vesting Condition” means, with respect to an Award, that the full vesting of (or lapsing of restrictions on) such Award does not occur any more rapidly than on the third anniversary of the date of grant (or the date of commencement of employment or service, in the case of a grant made in connection with a Participant’s commencement of employment or service) (it being understood that the Award may vest ratably on an annual basis over such three-year period), other than (i) in connection with a Change in Control, or (ii) as a result of a Participant’s retirement, death or Disability.

(dd) “Net Exercise” means, to the extent that an Award Agreement so provides and as permitted by applicable law, an arrangement pursuant to which the number of Shares issued to the Optionee in connection with the Optionee’s exercise of the Option will be reduced by the Company’s retention of a portion of such Shares. Upon such a net exercise of an Option, the Optionee will receive a net number of Shares that is equal to (i) the number of Shares as to which the Option is being exercised minus (ii) the quotient (rounded down to the nearest whole number) of the aggregate Exercise Price of the Shares being exercised divided by the Fair Market Value of a Share on the Option exercise date. The number of Shares covered by clause (ii) will be retained by the Company and not delivered to the Optionee. No fractional Shares will be created as a result of a Net Exercise and the Optionee must contemporaneously pay for any portion of the aggregate Exercise Price that is not covered by the Shares retained by the Company under clause (ii). The number of Shares delivered to the Optionee may be further reduced if Net Exercise is utilized under Section 16(b) to satisfy applicable tax withholding obligations.

(ee) “Non-Employee Director” means a member of the Board who is not an Employee.

(ff) “Nonstatutory Stock Option” or “NSO” means a stock option that is not an ISO.

(gg) “NYSE” means the New York Stock Exchange.

(hh) “Officer” means an individual who is an officer of the Company within the meaning of Rule 16a-1(f) of the Exchange Act.

(ii) “Option” means an ISO or NSO granted under the Plan entitling the Optionee to purchase a specified number of Shares, at such times and applying a specified Exercise Price, as provided in the applicable Award Agreement.

(jj) “Optionee” means an individual, estate or other entity that holds an Option.

(kk) “Other Equity Award” means an award (other than an Option, SAR, Stock Unit, Restricted Stock Grant or Cash Award) which derives its value from the value of Shares and/or from increases in the value of Shares.

(ll) “Outside Director” means a Non-Employee Director who is an “outside director” for purposes of Code Section 162(m).

(mm) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the Stockholder Approval Date shall be considered a Parent commencing as of such date.

(nn) “Participant” means an Employee, Consultant, or Non-Employee Director who has been selected by the Committee to receive an Award under the Plan.

(oo) “Performance Criteria” means the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

(i) The Performance Criteria that shall be used to establish Performance Goals are limited to the following and may be determined in accordance with GAAP or on a non-GAAP basis: (A) annual revenue, (B) earnings before interest, taxes, depreciation and amortization, including EBIT or EBITDA, (C) earnings per share, (D) stock price, (E) operating cash flow, (F) net income, (G) profit margins, operating margins, gross margins or cash margins, (H) revenue growth, (I) pre- or after-tax income (before or after allocations of corporate overhead and bonuses), (J) return on equity, (K) total stockholder return, (L) return on assets or net assets, (M) appreciation in and/or maintenance of the price of the Common Stock, (N) market share, (O) gross or net operating profits, (P) economic value-added models or equivalent metrics, (Q) competitive market metrics, (R) reductions in costs, (S) cash flow or cash flow per share, (T) return on capital (including return on total capital or return on invested capital), (U) cash flow return on investment, (V) improvement in or attainment of expense levels or working capital levels, (W) year-end cash, (X) debt reductions, (Y) stockholder equity, (Z) regulatory or litigation achievements, (AA) implementation, completion or attainment of measurable objectives with respect to business development, new products or services, budgets, regulatory or business risks, acquisitions, divestitures or recruiting and maintaining personnel, or (BB) any combination of the foregoing, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or index. Such Performance Goals also may be based solely by reference to the Company’s performance or the performance of a Parent, Subsidiary, Affiliate, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. To the extent required under Code Section 162(m), the Committee shall, within the first ninety (90) days of a Performance Period (or, within any other maximum period allowed under Code Section 162(m)), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period.

(ii) The Committee may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: (A) items related to a change in accounting principle; (B) items relating to financing activities; (C) expenses for restructuring or productivity initiatives; (D) other non-operating items; (E) items related to acquisitions; (F) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (G) items related to the disposal of a business or segment of a business; (H) items related to discontinued operations that do not qualify as a segment of a business under GAAP; (I) items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the Performance Period; (J) any other items of significant income or expense which are determined to be appropriate adjustments; (K) items relating to unusual or extraordinary corporate transactions, events or developments, (L) items related to amortization of acquired intangible assets; (M) items that are outside the scope of the Company’s core, on-going business activities; or (N) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. Unless otherwise determined by the Committee at the time an Award is granted, the Committee shall, during the first ninety (90) days of a Performance Period (or, within any other maximum period allowed under Code Section

162(m)), or at any time thereafter to the extent the exercise of such authority at such time would not cause any Awards granted to any Participant for such Performance Period and intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify, specify adjustments or modifications to be made to the calculation of a Performance Goal for such Performance Period.

(pp) “Performance Goals” means for a Performance Period, one or more goals established in writing by the Committee for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a Parent, Subsidiary, Affiliate, division, business unit, or an individual.

(qq) “Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, an Award; provided, that no Performance Period shall be less than twelve months as measured from the commencement of the period over which performance is evaluated.

(rr) “Plan” means this CBRE Group, Inc. 2017 Equity Incentive Plan as it may be amended from time to time.

(ss) “Prior Equity Compensation Plans” means the 2012 Plan, 2004 Plan, the Company’s 2001 Stock Incentive Plan, and their predecessor plans and any other Company nonqualified equity compensation plans.

(tt) “Re-Price” means that the Company has lowered or reduced the Exercise Price of outstanding Options and/or outstanding SARs and/or outstanding Other Equity Awards for any Participant(s) in a manner described by SEC Regulation S-K Item 402(d)(2)(viii) (or as described in any successor provision(s) or definition(s)). For avoidance of doubt, Re-Price also includes any exchange of Options or SARs for other Awards or cash.

(uu) “Restricted Stock Grant” means Shares awarded under the Plan as provided in the applicable Award Agreement.

(vv) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(ww) “SEC” means the Securities and Exchange Commission.

(xx) “Section 16 Persons” means those Officers, Directors or other persons who are subject to Section 16 of the Exchange Act.

(yy) “Securities Act” means the Securities Act of 1933, as amended.

(zz) “Separation From Service” has the meaning provided to such term under Code Section 409A and the regulations promulgated thereunder. With respect to any Award that is considered “deferred compensation” subject to Code Section 409A, references in the Plan or in any Award Agreement to “termination of employment” (and substantially similar phrases) shall mean Separation From Service.

(aaa) “Share” means one share of Common Stock.

(bbb) “Share Limit” means the maximum aggregate number of Shares that are permitted to be issued under the Plan as described in Section 5(a).

(cc) “Specified Employee” means a Participant who is considered a “specified employee” within the meaning of Code Section 409A.

(ddd) “Stock Appreciation Right” or “SAR” means a stock appreciation right awarded under the Plan which provides the holder with a right to potentially receive, in cash and/or Shares, appreciation in value over the Exercise Price with respect to a specific number of Shares, as provided in the applicable Award Agreement.

(eee) “Stock Unit” means a bookkeeping entry representing the equivalent of one Share awarded under the Plan, as provided in the applicable Award Agreement.

(fff) “Stockholder Approval Date” means the date that the Company’s stockholders approve this Plan.

(ggg) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the Stockholder Approval Date shall be considered a Subsidiary commencing as of such date.

(hhh) “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by an entity acquired by the Company or any Parent or any Subsidiary or any Affiliate or with which the Company or any Parent or any Subsidiary or any Affiliate combines.

(iii) “Termination Date” means the date on which a Participant’s Continuous Service terminates.

(jjj) “10-Percent Shareholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Code Section 424(d) shall be applied.

SECTION 3. ADMINISTRATION.

(a) Committee Composition. A Committee (or Committees) appointed by the Board (or its Compensation Committee) shall administer the Plan. Unless the Board provides otherwise, the Board’s compensation committee (or a comparable committee of the Board) shall be the Committee. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

To the extent required to enable Awards to be exempt from liability under Section 16(b) of the Exchange Act or to qualify as performance-based compensation under Code Section 162(m), the Committee shall have membership composition which enables (i) Awards to Section 16 Persons to qualify as exempt from liability under Section 16(b) of the Exchange Act and (ii) Awards to Covered Employees to qualify as performance-based compensation as provided under Code Section 162(m).

The Board or the Committee may also appoint one or more separate committees of the Board, each composed of directors of the Company who need not qualify under Rule 16b-3 or Code Section 162(m), that may (i) administer the Plan with respect to Participants who are not Section 16 Persons or Covered Employees, respectively, (ii) grant Awards under the Plan to such Participants and (iii) determine all terms of such Awards. To the extent permitted by applicable law, the Board may also appoint a committee, composed of one or more officers of the Company, that may authorize Awards to Employees (who are not Section 16 Persons or Covered Employees) within parameters specified by the Board and consistent with any limitations imposed by applicable law.

Notwithstanding the foregoing, the Board shall constitute the Committee and shall administer the Plan with respect to all Awards granted to Non-Employee Directors.

(b) Authority of the Committee. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan. Such actions shall include without limitation:

(i) determining Participants who are to receive Awards under the Plan;

(ii) determining the type, number, vesting requirements, Performance Goals (or other objective/subjective goals (if any)) and their degree of satisfaction, and other features and conditions of such Awards and amending such Awards;

(iii) correcting any defect, supplying any omission, or reconciling or clarifying any inconsistency in the Plan or any Award Agreement;

(iv) accelerating the vesting or extending the post-termination exercise term, or waiving restrictions, of Awards at any time and under such terms and conditions as it deems appropriate;

(v) permitting or denying, in its discretion, a Participant’s request to transfer an Award;

(vi) permitting or requiring, in its discretion, a Participant to use Cashless Exercise, Net Exercise and/or Share withholding with respect to the payment of any Exercise Price and/or applicable tax withholding;

(vii) interpreting the Plan and any Award Agreements;

(viii) making all other decisions relating to the operation of the Plan; and

(ix) granting Awards to Participants who are foreign nationals on such terms and conditions different from those specified in the Plan, which may be necessary or desirable to foster and promote achievement of the purposes of the Plan, and adopting such modifications, procedures, and/or subplans (with any such subplans attached as appendices to the Plan) and the like as may be necessary or desirable to comply with provisions of the laws or regulations of other countries or jurisdictions to ensure the viability of the benefits from Awards granted to Participants employed in such countries or jurisdictions, or to meet the requirements that permit the Plan to operate in a qualified or tax efficient manner, and/or comply with applicable foreign laws or regulations.

The Committee may adopt such rules or guidelines, as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final, conclusive and binding on all persons. The Committee’s decisions and determinations need not be uniform and may be made selectively among Participants in the Committee’s sole discretion. The Committee’s decisions and determinations will be afforded the maximum deference provided by applicable law.

(c) Indemnification. To the maximum extent permitted by applicable law, each member of the Committee, or of the Board, or any persons (including without limitation Employees and Officers) who are delegated by the Board or Committee to perform administrative functions in connection with the Plan, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her; provided, that, he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

SECTION 4. GENERAL.

(a) General Eligibility. Only Employees, Consultants, and Non-Employee Directors shall be eligible for designation as Participants by the Committee.

(b) Incentive Stock Options. Only Participants who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, a Participant who is a 10-Percent Shareholder shall not be eligible for the grant of an ISO unless the requirements set forth in Code Section 422(c)(5) are satisfied. If and to the extent that any Shares are issued under a portion of any Option that exceeds the $100,000 limitation of Code Section 422, such Shares shall not be treated as issued under an ISO notwithstanding any designation otherwise. Certain decisions, amendments, interpretations and actions by the Company or the Committee and certain actions by a Participant may cause an Option to cease to qualify as an ISO pursuant to the Code and by accepting an Award of Options, a Participant agrees in advance to such disqualifying action(s).

(c) Restrictions on Shares. Any Shares issued pursuant to an Award shall be subject to such Company policies, rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. Such restrictions shall apply in addition to any restrictions that may apply to holders of Shares generally and shall also comply to the extent necessary with applicable law. In no event shall the Company be required to issue fractional Shares under this Plan.

(d) No Rights as a Stockholder. A Participant, or a transferee of a Participant, shall have no rights as a stockholder (including without limitation voting rights or dividend or distribution rights) with respect to any Common Stock covered by an Award until such Participant or transferee, as applicable, becomes entitled to receive such Common Stock, has satisfied any applicable tax withholding obligations relating to the Award and the Common Stock has been issued to such Participant or transferee, as applicable. No adjustment shall be made for cash or stock dividends or other rights for which the record date is prior to the date when such Common Stock is issued, except as expressly provided in Section 13.

(e) Termination of Continuous Service. Unless the applicable Award Agreement or employment or consulting agreement provides otherwise (and in such case, the Award Agreement or employment or consulting agreement shall govern as to the consequences of a termination of Continuous Service for such Awards), the following rules shall govern the vesting, exercisability and term of outstanding Awards held by a Participant in the event of termination of such Participant’s Continuous Service:

(i) if the Continuous Service of a Participant is terminated for Cause, then all of his/her then-outstanding Options, SARs, and unvested portions of all other Awards shall terminate and be forfeited immediately without consideration as of the Termination Date (except for repayment of any amounts the Participant had paid to the Company to acquire unvested Shares underlying the forfeited Awards);

(ii) if the Continuous Service of a Participant is terminated due to Participant’s retirement, death or Disability, then the vested portions of his/her then-outstanding Options, SARs, and, if applicable, Other Equity Awards may be exercised by such Participant or his or her personal representative within the lesser of the remaining term of such Option, SAR, and, if applicable, Other Equity Awards and twelve (12) months after the Termination Date and all unvested portions of all then-outstanding Awards shall be forfeited without consideration as of the Termination Date (except for repayment of any amounts the Participant had paid to the Company to acquire unvested Shares underlying the forfeited Awards); and

(iii) if the Continuous Service of Participant is terminated for any reason other than for Cause or due to Participant’s retirement, death or Disability, then the vested portion of his/her then-outstanding Options, SARs, and, if applicable, Other Equity Awards may be exercised by such Participant within the lesser of the remaining term of such Option, SAR, and, if applicable, Other Equity Awards and three (3) months after the Termination Date and all unvested portions of all then-outstanding Awards shall be forfeited without consideration as of the Termination Date (except for repayment of any amounts the Participant had paid to the Company to acquire unvested Shares underlying the forfeited Awards).

(f) Code Section 409A. Notwithstanding anything in the Plan to the contrary, the Plan and Awards granted hereunder are intended to comply with, or be exempt from, the requirements of Code Section 409A and shall be interpreted in a manner consistent with such intention. In the event that any provision of the Plan or an Award Agreement is determined by the Committee to not comply with the applicable requirements of Code Section 409A or the applicable regulations and other guidance issued thereunder, the Committee shall have the authority to take such actions and to make such changes to the Plan or an Award Agreement as the Committee deems necessary to comply with such requirements. Any payment made pursuant to any Award shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A. Notwithstanding the foregoing or anything elsewhere in the Plan or an Award Agreement to the contrary, if upon a Participant’s Separation From Service the Participant is then a Specified Employee, then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of and within six (6) months following such Separation From Service under this Plan until the earlier of (i) the first business day of the seventh month following the Participant’s Separation From Service, or (ii) ten (10) days after the Company receives written confirmation of the Participant’s death. Any such delayed payments shall be made without interest. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Code Section 409A or any damages for failing to comply with Code Section 409A. Unless otherwise provided by the Committee in an Award Agreement or otherwise, in the event that the timing of payments in respect of any Award (that would otherwise be considered “nonqualified deferred compensation” subject to Code Section 409A) would be accelerated upon the occurrence of (x) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Code Section 409A; or (y) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “Disability” pursuant to Code Section 409A.

(g) Suspension or Termination of Awards. If at any time (including after a notice of exercise has been delivered) the Committee (or the Board), reasonably believes that a Participant has committed an act of Cause (which includes a failure to act), the Committee (or Board) may suspend the Participant’s right to exercise any Award (or vesting or settlement of any Award) pending a determination of whether there was in fact an act of Cause. If the Committee (or the Board) determines a Participant has committed an act of Cause, neither the Participant nor his or her estate or personal representative shall be entitled to exercise any outstanding Award whatsoever and all of Participant’s outstanding Awards shall then terminate without consideration. Any determination by the Committee (or the Board) with respect to the foregoing shall be final, conclusive and binding on all interested parties.

(h) Electronic Communications. Subject to compliance with applicable law and/or regulations, an Award Agreement or other documentation or notices relating to the Plan and/or Awards may be communicated to Participants (and executed by Participants) by electronic media.

(i) Unfunded Plan. The Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Awards under the Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall the Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of stock or cash to be awarded under the Plan.

(j) Liability of Company. The Company (or members of the Board or Committee) shall not be liable to a Participant or other persons as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (ii) any unexpected or adverse tax consequence or any tax consequence expected, but not realized, by any Participant or other person due to the grant, receipt, exercise or settlement of any Award granted hereunder.

(k) Reformation. In the event any provision of this Plan shall be held illegal or invalid for any reason, such provisions will be reformed by the Board if possible and to the extent needed in order to be held legal and valid. If it is not possible to reform the illegal or invalid provisions then the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(l) Payment of Non-Employee Director Cash Fees with Equity Awards. If the Board affirmatively decides to authorize such a process, each Non-Employee Director may elect to receive a Restricted Stock Grant (or Stock Units) issued under the Plan in lieu of payment of all or a portion of his or her annual cash retainer and/or any other cash fees including, without limitation, meeting fees, committee service fees and participation fees. Any such elections made by a Non-Employee Director shall be effected no later than the time permitted by applicable law (and, if applicable, in order to be a valid deferral election under Code Section 409A) and in accordance with the Company’s insider trading policies and/or other policies. The aggregate grant date fair market value of any Restricted Stock Grants or Stock Units issued pursuant to this Section 4(l) is intended to be equivalent to the value of the foregone cash fees. Any cash fees not elected to be received as a Restricted Stock Grant or Stock Units shall be payable in cash in accordance with the Company’s standard payment procedures. The Board in its discretion shall determine the terms, conditions and procedures for implementing this Section 4(l) and may also modify or terminate its operation at any time.

(m) Successor Provision. Any reference to a statute, rule or regulation, or to a section of a statute, rule or regulation, is a reference to that statute, rule, regulation, or section as amended from time to time, both before and after the Adoption Date and including any successor provisions.

(n) No Re-Pricing of Options or SARs. Notwithstanding anything to the contrary, outstanding Options or SARs may not be Re-Priced without the approval of Company stockholders.

(o) Governing Law. This Plan and (unless otherwise provided in the Award Agreement) all Awards shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions. The Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration. Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of California to resolve any and all issues that may arise out of or relate to the Plan or any Award Agreement thereunder.

(p) Minimum Vesting. All Awards granted under the Plan, other than (x) Substitute Awards and (y) Restricted Stock Grants or Awards of Stock Units that a Non-Employee Director has elected to receive in lieu of payment of all or a portion of his or her annual cash retainer and/or any other cash fees, shall be subject to the Minimum Vesting Condition; provided, that the Minimum Vesting Condition shall not be required for Restricted Stock Grants, Stock Units and Other Equity Awards to the extent (i) that they are granted by a Committee composed solely of independent Non-Employee Directors and (ii) the number of Shares underlying such Awards do not in the aggregate exceed, at the time the Award is granted, the product of five percent (5%) multiplied by the Share Limit set forth in Section 5(a).

(q) Assignment or Transfer of Awards.

(i) Each Award shall be exercisable only by the Participant to whom such Award was granted during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant (unless such transfer is specifically required pursuant to a domestic relations order or by applicable law) other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(ii) Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statement promulgated by the Securities and Exchange Commission (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and the Participant’s Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and the

Participant’s Immediate Family Members; or (D) a beneficiary to whom donations are eligible to be treated as “charitable contributions” for federal income tax purposes (each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided, that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(iii) The terms of any Award transferred in accordance with clause (ii) above shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the shares of Common Stock to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) neither the Committee nor the Company shall be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of a Participant’s Termination Date under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

SECTION 5. SHARES SUBJECT TO PLAN AND SHARE LIMITS.

(a) Basic Limitations. The Common Stock issuable under the Plan shall be authorized but unissued Shares or treasury Shares or reacquired shares, bought on the market or otherwise. The maximum number of Shares that are issued under this Plan cannot exceed the Share Limit as may be adjusted under Section 13. For purposes of the Plan and subject to adjustment as provided in Section 13, the Share Limit is 10,000,000. For purposes of the Plan, (x) subject to adjustment as provided in Section 13, the ISO Limit cannot exceed 10,000,000 Shares and (y) the maximum number of Shares subject to Awards granted during a single fiscal year to any Non-Employee Director, taken together with any cash fees paid to such Non-Employee Director during the fiscal year, shall not exceed $700,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes).

(b) Share Accounting. To the extent that an Award (other than a Substitute Award) expires or is canceled, forfeited, or terminated without issuance to the Participant of the full number of shares of Common Stock to which the Award related, the unissued shares will again be available for grant under the Plan. If a Participant pays any withholding tax obligation with respect to an Award (other than an Option or SAR) by electing to have Shares withheld or surrendering previously owned Shares (or by stock attestation), the surrendered Shares and the Shares withheld to pay taxes shall not be counted toward the Share Limit. Notwithstanding anything to the contrary contained herein, in no event shall (i) Shares tendered or withheld on the exercise of Options for the payment of the Exercise Price (ii) Shares tendered by a Participant to satisfy withholding taxes in connection with the exercise of Options or SARs, (iii) Shares not issued upon the settlement of a SAR that settles in Shares (or could settle in Shares), or (iv) Shares purchased on the open market with cash proceeds from the exercise of Options or SARs, again become available for other Awards under the Plan.

(c) Substitute Awards. Substitute Awards, including without limitation any Shares that are delivered and any Awards that are granted by, or become obligations of, the Company, as a result of the assumption by the Company of, or in substitution for, outstanding awards previously granted by another entity (as provided in Sections 6(e), 8(f), 9(e) or 10(e)), shall not count toward the Share Limit (but, for the avoidance of doubt, shall count against the ISO Limit), as applicable, nor shall Shares subject to a Substitute Award again be available for Awards under the Plan as provided in Section 5(b) above. Additionally, in the event that a company acquired by the Company or any Parent or any Subsidiary or any Affiliate or with which the Company or any Parent or any Subsidiary or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not count toward the Share Limit; provided, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Board members prior to such acquisition or combination.

(d) Dividend Equivalents. Any dividend equivalents distributed under the Plan shall not be counted against the Share Limit. Dividend equivalents will not be paid (or accrue) on unexercised Options or SARs and, if granted in connection with an Award of Stock Units or an Other Equity Award that is subject to vesting conditions, such dividend equivalents shall be subject to the same vesting conditions that apply to the related Award.

SECTION 6. TERMS AND CONDITIONS OF OPTIONS.

(a) Award Agreement. Each Award of an Option under the Plan shall be evidenced by an Award Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan (including without limitation any Performance Goals). The provisions of the various Award Agreements entered into under the Plan need not be identical. The Award Agreement shall also specify whether the Option is an ISO and if not specified then the Option shall be an NSO.

(b) Number of Shares. An Award Agreement shall specify the number of Shares that are subject to the Option and shall provide for adjustment of such number in accordance with Section 13.

(c) Exercise Price. An Option’s Exercise Price shall be established by the Committee and set forth in an Award Agreement. Except with respect to outstanding stock options being assumed or Options being granted in exchange for cancellation of options granted by another issuer as provided under Section 6(e), the Exercise Price of an Option shall not be less than 100% of the Fair Market Value (110% for 10-Percent Shareholders in the case of ISOs) of a Share on the date of grant of the Option.

(d) Exercisability and Term. Subject to Section 4(q), an Option may be exercised during the lifetime of the Participant only by the Participant or by the guardian or legal representative of the Participant. An Award Agreement shall specify the date when all or any installment of the Option is to become vested and/or exercisable. The Award Agreement shall also specify the term of the Option; provided, that the term of an Option shall in no event exceed ten (10) years from its date of grant (and may be for a shorter period of time than ten (10) years). An Award Agreement may provide for accelerated vesting in the event of the Participant’s retirement, death, or Disability or, subject to Section 4(p), other events. Notwithstanding anything to the contrary, an ISO that is granted to a 10-Percent Shareholder shall have a maximum term of five (5) years. Notwithstanding any other provision of the Plan, no Option can be exercised after the expiration date provided in the applicable Award Agreement. An Award Agreement may permit an Optionee to exercise an Option before it is vested (an “early exercise”), subject to the Company’s right of repurchase at the original Exercise Price of any Shares acquired under the unvested portion of the Option which right of repurchase shall lapse at the same rate the Option would have vested had there been no early exercise. An Award Agreement may also provide that the Company may determine to issue an equivalent value of cash in lieu of issuing some or all of the Shares that are being purchased upon an Option’s exercise. In no event shall the Company be required to issue fractional Shares upon the exercise of an Option and the Committee may specify a minimum number of Shares that must be purchased in any one Option exercise.

(e) Modifications or Assumption of Options. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding Options or may accept the cancellation of outstanding stock options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price. For avoidance of doubt, the Committee may not Re-Price outstanding Options without the approval of Company stockholders. No modification of an Option shall, without the consent of the Optionee, impair his or her rights or increase his or her obligations under such Option.

SECTION 7. PAYMENT FOR OPTION SHARES.

(a) General Rule. The entire Exercise Price of Shares issued upon exercise of Options shall be payable in cash (or check) at the time when such Shares are purchased by the Optionee, except as follows:

(i) In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Award Agreement. The Award Agreement may specify that payment may be made in any form(s) described in this Section 7.

(ii) In the case of an NSO granted under the Plan, the Committee may, in its discretion at any time (and as set forth in the applicable Award Agreement or otherwise), accept payment in any form(s) described in this Section 7.

(b) Surrender of Stock. To the extent that the Committee makes this Section 7(b) applicable to an Option in an Award Agreement or otherwise, payment for all or a part of the Exercise Price may be made with Shares which have already been owned by the Optionee for such duration as shall be specified by the Committee. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan.

(c) Cashless Exercise. To the extent that the Committee makes this Section 7(c) applicable to an Option in an Award Agreement or otherwise, payment for all or a part of the Exercise Price may be made through Cashless Exercise.

(d) Net Exercise. To the extent that the Committee makes this Section 7(d) applicable to an Option in an Award Agreement or otherwise, payment for all or a part of the Exercise Price may be made through Net Exercise.

(e) Other Forms of Payment. To the extent that the Committee makes this Section 7(e) applicable to an Option in an Award Agreement or otherwise, payment may be made in any other form that is consistent with applicable laws, regulations and rules and approved by the Committee.

SECTION 8. TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS.

(a) Award Agreement. Each Award of a SAR under the Plan shall be evidenced by an Award Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan (including without limitation any Performance Goals). An Award Agreement may provide for a maximum limit on the amount of any payout notwithstanding the Fair Market Value on the date of exercise of the SAR. The provisions of the various Award Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Participant’s other compensation.

(b) Number of Shares. An Award Agreement shall specify the number of Shares to which the SAR pertains and is subject to adjustment of such number in accordance with Section 13.

(c) Exercise Price. An Award Agreement shall specify the Exercise Price. Except with respect to outstanding stock appreciation rights being assumed or SARs being granted in exchange for cancellation of stock appreciation rights granted by another issuer as provided under Section 8(f), the Exercise Price of a SAR shall not be less than 100% of the Fair Market Value on the date of grant of the SAR.

(d) Exercisability and Term. Subject to Section 4(q), a SAR may be exercised during the lifetime of the Participant only by the Participant or by the guardian or legal representative of the Participant. An Award Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The Award Agreement shall also specify the term of the SAR which shall not exceed ten (10) years from the date of grant of the SAR (and may be for a shorter period of time than ten (10) years). No SAR can be exercised after the expiration date specified in the applicable Award Agreement. An Award Agreement may provide for accelerated exercisability in the event of the Participant’s retirement, death, or Disability or, subject to Section 4(p), other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s Continuous Service.

(e) Exercise of SARs. If, on the date when a SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion. Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after Participant’s death) shall receive from the Company (i) Shares, (ii) cash or (iii) any combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price of the Shares.

(f) Modification or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding SARs (including stock appreciation rights granted by another issuer) in return for the grant of new SARs for the same or a different number of Shares and at the same or a different Exercise Price. For avoidance of doubt, the Committee may not Re-Price outstanding SARs without the approval of Company stockholders. No modification of a SAR shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such SAR.

SECTION 9. TERMS AND CONDITIONS FOR RESTRICTED STOCK GRANTS.

(a) Award Agreement. Each Restricted Stock Grant awarded under the Plan shall be evidenced by an Award Agreement between the Participant and the Company. Each Restricted Stock Grant shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan (including without limitation any Performance Goals). The provisions of the Award Agreements entered into under the Plan need not be identical.

(b) Number of Shares and Payment. An Award Agreement shall specify the number of Shares to which the Restricted Stock Grant pertains and is subject to adjustment of such number in accordance with Section 13. Restricted Stock Grants may be issued with or without the payment of cash consideration under the Plan.

(c) Vesting Conditions. Each Restricted Stock Grant shall be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Award Agreement (which conditions shall be subject to the minimum vesting requirements of Section 4(p), as applicable). An Award Agreement may provide for accelerated vesting in the event of the Participant’s retirement, death, or Disability or, subject to Section 4(p), other events.

(d) Voting and Dividend Rights. The holder of a Restricted Stock Grant (irrespective of whether the Shares subject to the Restricted Stock Grant are vested or unvested) awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders. However, any dividends received on Shares that are unvested (whether such dividends are in the form of cash or Shares) shall be subject to the same vesting conditions and restrictions as the Restricted Stock Grant with respect to which the dividends were paid. Such additional Shares issued as dividends that are subject to the Restricted Stock Grant shall not count toward the Share Limit.

(e) Modification or Assumption of Restricted Stock Grants. Within the limitations of the Plan, the Committee may modify or assume outstanding Restricted Stock Grants or may accept the cancellation of outstanding Restricted Stock Grants (including stock granted by another issuer) in return for the grant of new Restricted Stock Grants for the same or a different number of Shares. No modification of a Restricted Stock Grant shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such Restricted Stock Grant.

SECTION 10. TERMS AND CONDITIONS OF STOCK UNITS.

(a) Award Agreement. Each grant of Stock Units under the Plan shall be evidenced by an Award Agreement between the Participant and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan (including without limitation any Performance Goals). The provisions of the various Award Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the Participant’s other compensation.

(b) Number of Shares and Payment. An Award Agreement shall specify the number of Shares to which the Stock Unit Award pertains and is subject to adjustment of such number in accordance with Section 13. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

(c) Vesting Conditions. Each Award of Stock Units shall be subject to vesting (unless such Stock Unit is granted to a Non-Employee Director under a director compensation deferral program with respect to otherwise earned and vested compensation, in which case such Stock Unit need not be subject to vesting conditions). Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Award Agreement which conditions shall be subject to the minimum vesting requirements of Section 4(p), as applicable). An Award Agreement may provide for accelerated vesting in the event of the Participant’s retirement, death, or Disability or, subject to Section 4(p), other events.

(d) Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash or Common Stock dividends paid on one Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to vesting of the Stock Units, any dividend equivalents accrued on such unvested Stock Units shall be subject to the same vesting conditions and restrictions as the Stock Units to which they attach. Dividend equivalents converted into additional Stock Units shall not count toward the Share Limit.

(e) Modification or Assumption of Stock Units. Within the limitations of the Plan, the Committee may modify or assume outstanding Stock Units or may accept the cancellation of outstanding Stock Units (including stock units granted by another issuer) in return for the grant of new Stock Units for the same or a different number of Shares. No modification of a Stock Unit shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such Stock Unit.

(f) Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (i) cash, (ii) Shares or (iii) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. Except as otherwise provided in an Award Agreement or a timely completed deferral election, vested Stock Units shall be settled within thirty days after vesting. The Award Agreement may provide that distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred, in accordance with applicable law and subject to compliance with Code Section 409A, if applicable, to a later specified date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 13.

(g) Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

SECTION 11. OTHER AWARDS

The Committee may in its discretion issue Other Equity Awards to Participants and/or Cash Awards to Covered Employees. The terms and conditions of any such Awards shall be evidenced by an Award Agreement between the Participant and the Company. Settlement of Other Equity Awards may be in the form of Shares and/or cash as determined by the Committee.

SECTION 12. CODE SECTION 162(M).

(a) Applicability. The provisions of Sections 12(b) and 12(c) shall apply to an Award if and only if all of the following items (i) through (iii) in this Section 12(a) are true as of the date of grant of such Award:

(i) the Company is a “publicly held corporation” within the meaning of Code Section 162(m);

(ii) the deduction limitations of Code Section 162(m) are applicable to Awards granted to Covered Employees under this Plan; and

(iii) the Award is intended to qualify as “performance-based compensation” under Code Section 162(m).

(b) Administration. Awards issued in accordance with this Section 12 shall be granted by and administered by a Committee consisting solely of two or more Outside Directors. If Performance Goals are included in Awards in order to enable such Awards to qualify as performance-based compensation under Code Section 162(m), then such Awards will be subject to the achievement of such Performance Goals that will be established and administered pursuant to the requirements of Code Section 162(m) and as described in this Section 12(b). To the extent required by Code Section 162(m), the Committee shall certify in writing the degree to which the Performance Goals have been satisfied before any Shares underlying an Award or any Award payments are released to a Covered Employee with respect to a Performance Period. Without limitation, the approved minutes of a Committee meeting shall constitute such written certification.

Notwithstanding satisfaction of any completion of any Performance Goal, to the extent specified at the time of grant of an Award, the number of Shares, Options, SARs, Restricted Stock Units, or Other Equity Awards or the value of a Cash Award or any other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Performance Goals may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine. For avoidance of doubt, Awards with Performance Goals or performance objectives (if any) that are granted to Participants who are not Covered Employees or any Awards to Covered Employees which are not intended to qualify as performance-based compensation under Code Section 162(m) need not comply with the requirements of Code Section 162(m) or this Section 12.

(c) Limits. Awards intended to qualify as performance-based compensation under Code Section 162(m) will be limited to the following amounts:

(i) Limits on Options and SARs. No Participant shall receive Options and/or SARs to purchase Shares during any Fiscal Year that in the aggregate cover in excess of 3,000,000 Shares.

(ii) Limits on Restricted Stock Grants and Stock Units. No Participant shall receive Restricted Stock Grants and/or Stock Units during any Fiscal Year that in the aggregate cover in excess of 2,000,000 Shares.

(iii) Limits on Other Equity Awards. No Participant shall receive Other Equity Awards during any Fiscal Year that in the aggregate cover in excess of 2,000,000 Shares.

(iv) Limit on Total Amount of All Awards Other than Cash Awards. No Participant shall receive Awards (excluding Cash Awards) during any Fiscal Year in excess of the aggregate amount of 3,300,000 Shares, whether such Awards are in the form of Options, SARs, Restricted Stock Grants, Stock Units and/or Other Equity Awards.

(v) Limit on Cash Awards. The maximum aggregate value of Cash Awards that may be received by any one Covered Employee with respect to any Fiscal Year is $5,000,000.

SECTION 13. ADJUSTMENTS.

(a) Adjustments. In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of an extraordinary cash dividend, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a stock split, a reverse stock split, a reclassification or other distribution of the Shares without the receipt of consideration by the Company, of or on the Common Stock, a recapitalization, a combination, a spin-off or a similar occurrence, the Committee shall make equitable and proportionate adjustments, taking into consideration the accounting and tax consequences, to:

(1) the Share Limit and ISO Limit and the various Share numbers referenced in Section 5(a) and the Code Section 162(m) Share limits specified in Section 12(c);

(2) the number and kind of securities available for Awards (and which can be issued as ISOs) under Section 5;

(3) the number and kind of securities covered by each outstanding Award;

(4) the Exercise Price under each outstanding Option and SAR; and

(5) the number and kind of outstanding securities issued under the Plan.

(b) Participant Rights. Except as provided in this Section 13, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class. If by reason of an adjustment pursuant to this Section 13, a Participant’s Award covers additional or different shares of stock or securities, then such additional or different shares and the Award in respect thereof shall be subject to all of the terms, conditions and restrictions which were applicable to the Award and the Shares subject to the Award prior to such adjustment.

(c) Fractional Shares. Any adjustment of Shares pursuant to this Section 13 shall be rounded down to the nearest whole number of Shares. Under no circumstances shall the Company be required to authorize or issue fractional shares. To the extent permitted by applicable law, no consideration shall be provided as a result of any fractional shares not being issued or authorized.

SECTION 14. EFFECT OF A CHANGE IN CONTROL.

(a) Merger or Reorganization. In the event that there is a Change in Control and/or the Company is a party to a merger or acquisition or reorganization or similar transaction, outstanding Awards shall be subject to the merger agreement or other applicable transaction agreement. Such agreement may provide, without limitation, that subject to the consummation of the applicable transaction, for the assumption (or substitution) of outstanding Awards by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for accelerated vesting or for their cancellation with consideration or, solely in the case of an underwater Option or SAR, without consideration, in all cases without the consent of the Participant and outstanding Awards do not have to all be uniformly treated the same way.

(b) Acceleration of Vesting. In the event that a Change in Control occurs and there is no assumption, substitution or continuation of Awards pursuant to Section 14(a), the Committee in its discretion may provide that some or all Awards shall vest and, if applicable, become exercisable as of immediately before such Change in Control. For avoidance of doubt, “substitution” includes, without limitation, an Award being replaced by a cash award that provides an equivalent intrinsic value (wherein intrinsic value equals the difference between the market value of a share and any exercise price).

(c) Other Requirements. Prior to any payment with respect to of assumption, substitution or continuation of any Awards contemplated under this Section 14, the Committee may require each Participant to (i) represent and warrant as to the unencumbered title to the Participant’s Awards; (ii) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Common Stock, subject to any limitations or reductions as may be necessary to comply with Code Section 409A; and (iii) deliver customary transfer documentation as reasonably determined by the Committee.

SECTION 15. LIMITATIONS ON RIGHTS.

(a) Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain in Continuous Service as an Employee, Consultant, or Non-Employee Director or to receive any other Awards under the Plan. The Company and its Parents and Subsidiaries and Affiliates reserve the right to terminate the Continuous Service of any person at any time, and for any reason, subject to applicable laws, the Company’s Certificate of Incorporation and Bylaws and a written employment or consulting agreement (if any).

(b) Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares or other securities under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares or other securities pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Shares or other securities, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

(c) Dissolution. To the extent not previously exercised or settled, Options, SARs, and unvested Stock Units, Restricted Stock Grants and Other Equity Awards shall terminate immediately prior to the dissolution or liquidation of the Company and shall be forfeited to the Company (except for repayment of any amounts a Participant had paid to the Company to acquire unvested Shares underlying the forfeited Awards).

(d) Clawback Policy. The Company may (i) cause the cancellation of any Award, (ii) require reimbursement of any Award by a Participant and (iii) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with Company policies as may be adopted and/or modified from time to time by the Company and/or applicable law (each, a “Clawback Policy”). In addition, a Participant may be required to repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with the Clawback Policy. By accepting an Award, a Participant is also agreeing to be bound by the Company’s Clawback Policy which may be amended from time to time by the Company in its discretion (including without limitation to comply with applicable laws or stock exchange requirements) and is further agreeing that all of the Participant’s Awards (and/or awards issued under any of the Prior Equity Compensation Plans) may be unilaterally amended by the Company to the extent needed to comply with the Clawback Policy.

SECTION 16. TAXES.

(a) General. A Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations (including without limitation federal, state, local and foreign taxes) that arise in connection with his or her Award. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied and the Company shall, to the maximum extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

(b) Share Withholding. The Committee in its discretion may permit or require a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired (or by stock attestation). Such Shares shall be valued based on the value of the actual trade or, if there is none, the Fair Market Value as of the previous day. Any payment of taxes by assigning Shares to the Company may be subject to restrictions, including, but not limited to, any restrictions required by rules of the SEC. The Committee may also, in its discretion, permit or require a Participant to satisfy withholding tax obligations related to an Award through a sale of Shares underlying the Award or, in the case of Options, through Net Exercise or Cashless Exercise. The number of Shares that are withheld from an Award pursuant to this section may in no event be in excess of minimum statutory withholding rates. The Committee, in its discretion, may permit or require other forms of payment of applicable tax withholding.

SECTION 17. DURATION AND AMENDMENTS.

(a) Term of the Plan. The Plan is effective on the Stockholder Approval Date and no Awards may be granted under this Plan before the Stockholder Approval Date. If the Stockholder Approval Date does not occur before the first anniversary of the Adoption Date then the Plan shall terminate on such first anniversary without any Awards being issued hereunder. If the Stockholder Approval Date occurs before the first anniversary of the Adoption Date, then the Plan shall terminate on the tenth anniversary of the Adoption Date. In all cases, the Plan may be terminated on any earlier date other than what is specified above pursuant to Section 17(b). This Plan will not in any way affect outstanding awards that were issued under the Prior Equity Compensation Plans or other Company equity compensation plans. No new awards may be granted under any of the Prior Equity Compensation Plans as of the Stockholder Approval Date.

(b) Right to Amend or Terminate the Plan. The Board may amend or terminate the Plan at any time and for any reason. No Awards shall be granted under the Plan after the Plan’s termination. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules. In addition, no such amendment or termination shall be made which would impair the rights of any Participant, without such Participant’s written consent, under any then-outstanding Award; provided, that no such Participant consent shall be required with respect to any amendment or alteration if the Committee determines in its sole discretion that such amendment or alteration is required or advisable in order for the Company, the Plan or the Award to satisfy or conform to any applicable law or regulation or to meet the requirements of any accounting standard. In the event of any conflict in terms between the Plan and any Award Agreement, the terms of the Plan shall prevail and govern.

SECTION 18. EXECUTION.

To record the adoption of this Plan by the Board, the Company has caused its duly authorized Officer to execute this Plan on behalf of the Company.

CBRE GROUP, INC.

/s/ Robert E. Sulentic
By: Robert E. Sulentic
Title: President and Chief Executive Officer